SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 16, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about organizational changes to the sub-adviser to the EQ/Evergreen Omega Portfolio (“Omega Portfolio”) and the sub-adviser to the Active Allocated Portion of the EQ/Global Bond PLUS Portfolio (“Global Portfolio”) (collectively, the “Portfolios”) each a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement will take place on or about April 30, 2010. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York 10104 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

As a result of a strategic initiative Wells Fargo & Company (“Wells Fargo”), the parent company of Evergreen Investment Management Company, LLC (“Evergreen”), is eliminating the Evergreen brand and consolidating its investment advisory business into Wells Capital Management (“Wells Capital”). The elimination of Evergreen will cause a termination of (i) the Investment Advisory Agreement between AXA Equitable and Evergreen with respect to the Omega Portfolio and (ii) the Investment Advisory Agreement among AXA Equitable, Evergreen and First International Advisors, Inc. (“First International”) with respect to the Global Portfolio.

At a regular meeting of the Board of Trustees of the Trust (“Board”) held on December 14-15, 2009, the Board, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposals to:

(1)	Approve a New Investment Advisory Agreement between AXA Equitable and Wells Capital (“Wells Capital Agreement”) with respect to the Omega Portfolio, dated April 30, 2010;

(2)	Approve a New Investment Advisory Agreement among AXA Equitable, Wells Capital and First International Advisors, Inc. (“First International Agreement”) with respect to the Active Allocated Portion of the Global Portfolio dated April 30, 2010.

In connection with these proposals, the Board of Trustees also approved a name change for the Omega Portfolio to EQ/Wells Fargo Advantage Omega Growth Portfolio effective on or about May 1, 2010.

Factors Considered by the Board

In approving the Wells Capital Agreement and the First International Agreement (“collectively, the Agreements”), the Board considered the overall fairness of each Agreement and whether each Agreement was in the best interest of the respective Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolios, including: (1) the nature, extent and quality of the services to be provided to the Portfolios by the Manager, the Advisers and their respective affiliates, including the credentials and investment experience of its officers and employees; (2) the Advisers’ investment process, personnel and operations; (3) the performance of similar funds managed by the Adviser as compared to relevant benchmarks; (4) the level of the Advisers’ proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Manager, the Advisers and their respective affiliates from their relationship with the Portfolios; (6) the anticipated effect of growth and size on the Portfolios’ performance and expenses where applicable; (7) the Manager’s and the Advisers’ financial condition; (8) the adequacy of the Manager’s and the Advisers’ compliance programs and records; (9) the “fall out” benefits to be realized by the Manager, the Advisers and their respective affiliates (i.e., any direct or indirect benefits to be derived by the Manager, the Advisers and their respective affiliates from their relationship with the Trust); (10) the profitability of the Manager and, to the extent information was available, the Advisers under the Agreement; and (11) possible conflicts of interest.

The Board also noted that the investment management fees payable by the Portfolios would remain the same and that the Portfolios’ shareholders would not pay any additional advisory fees as a result of the approval of the New Agreements. In considering the Agreements, the Board did not identify any single factor or item of information as important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Agreements. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Agreement.

The Board, in examining the nature and quality of the services to be provided by the Advisers, considered the Advisers’ experience in serving as an investment adviser to the respective Portfolio it would advise. The Board noted the responsibilities that each Adviser would have to the respective Portfolio. In particular, the Board considered that the Advisers would be responsible for making investment decisions on behalf of the respective Portfolio, placing orders for the purchase and sale of investments for the Portfolios with brokers or dealers and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolios

The Board reviewed performance information regarding the Adviser’s performance with respect to the Portfolios.

As part of its evaluation of each Adviser’s compensation, the Board also considered other benefits that may be realized by each Adviser and its affiliates from the Advisers’ relationship with the Trust. In this connection, the Board noted, among other things, that the Advisers, through their relationship as an Adviser to the Portfolios, may engage in soft dollar transactions. In this regard, the Board considered each Adviser’s procedures for executing portfolio transactions for the respective Portfolio and each Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that the Advisers may be affiliated with registered broker-dealers, which may, from time to time, receive brokerage commissions from the Portfolios in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of each Adviser may sell and earn sales commissions from sales of shares of the respective Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and each Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of an Adviser having responsibility for multiple accounts (including the Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board of Trustees was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of the Adviser’s services; (2) the Portfolio was reasonably likely to benefit from the Adviser’s investment process, personnel and operations; (3) the Adviser has the resources to provide the services and to carry out its responsibilities under the Agreement; (4) the Adviser has an adequate compliance program; (5) the Adviser’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of the Adviser’s similar portfolio generally was reasonable in relation to the performance of its benchmark. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Agreement with respect to the Portfolio.

Information Regarding the Agreement

Each Agreement serves to appoint the Adviser as an investment adviser to the respective Portfolio subject to all of the terms and conditions of the Agreement.

Each Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. Each Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the respective Portfolio, on at least sixty days’ written notice to AXA Equitable and the Adviser, or by AXA Equitable or the Adviser on at least sixty days’ written notice to the Trust and the other party. Each Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

Each Agreement generally provides that the Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in the Agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the Adviser to AXA Equitable or the Trust.

The terms of the existing Investment Advisory Agreement, dated January 8, 2009, between AXA Equitable and Evergreen (“Existing Evergreen Agreement”) with respect to advisory services for the Omega Portfolio are substantially similar to the terms of the proposed Agreement. The terms of the existing Investment Advisory Agreement, dated January 8, 2009, as amended, (“Existing First International Agreement”) with respect to advisory services for the International Agreement are substantially similar to the terms of the proposed Agreement. The Existing Evergreen Agreement and the Existing First International Agreement were most recently approved at a meeting of the Board of the Trust on July 7-8, 2009.

There will be no change in the management fee paid by each Portfolio to AXA Equitable and there will be no change in the investment advisory fee currently paid by AXA Equitable to Evergreen or First International. For sub-advisory services to the Omega Portfolio, Wells Capital will receive an advisory fee equal to 0.55% of the Portfolio’s average daily net assets. For sub-advisory services to the Active allocated Portion of the Global Portfolio, Wells Capital will receive an advisory fee equal to 0.30% of the Active Allocated Portion’s average daily net assets up to $100 million, 0.20% of the Active Allocated Portion’s average daily net assets in excess of $100 million and up to and including $150 million and 0.15% of the Active Allocated Portion’s average daily net assets in excess of $150 million. Wells Capital, in turn, will compensate First International for its sub-advisory services to the Portfolio from the advisory fee received by Evergreen from AXA Equitable. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to Wells Capital and First International. During the fiscal year ended December 31, 2009, Evergreen received a total of $1.3 million in fees for advisory services related to the Omega Portfolio and First International received $1.0 million in fees for advisory services relating to the Active Allocated Portion of the Global Portfolio.

For comparable portfolios, Wells Capital received advisory fees at the following annual rates:

Evergreen Mutual Funds

Name of Fund	Net Assets in Millions for the Period Ended December 31, 2009	Annual Advisory Fee Rate (% of average daily net assets)
Evergreen Omega Fund	$637.0	0.52%

For comparable portfolios, First International received advisory fees at the following annual rates:

Name of Fund	Net Assets in Millions for the Period Ended December 31, 2009	Annual Advisory Fee Rate (% of average daily net assets)
Evergreen International Bond Fund	$1,300.5	0.49%

Information Regarding Wells Capital Management Inc. (“Wells Capital”)

Wells Capital is an indirect wholly-owned subsidiary of Wells Fargo & Company, a publicly held company. Wells Capital is located, located at 525 Market Street, San Francisco, CA 94105. As of December 31, 2009, Wells Capital had assets under management of approximately $373 billion.

Members of the Board of Wells Fargo are John G. Stumpf, Chairman, President and Chief Executive Officer, John D. Baker II, John S. Chen, Lloyd H. Dean, Susan E. Engel, Enrique Hernandez, Jr., Donald M. James, Richard D. McCormick, Mackey J. McDonald, Cynthia H. Milligan, Nicholas G. Moore, Philip J. Quigley, Donald B. Rice, Judith M. Runstad, Stephen W. Sanger, Robert K. Steel, and Susan G. Swenson. The address of each of these individuals is 525 Market Street, San Franscisco, CA 94105.

The Omega Portfolio will be managed by a team of investment professionals employed by Wells Capital. The Portfolio Managers will have responsibility for the day-to-day management of the Portfolio and operate as a team providing research and advice on the purchases and sales of individual securities for the Portfolio. The Portfolio Managers are as follows:

Aziz Hamzaogullari is a senior portfolio manager for the Berkeley Street Growth Equity team at Wells Capital Management. He joined WellsCap from Evergreen Investments, where he served in a similar role since 2001. At Evergreen, he developed and institutionalized the research process and established effective investment strategies for the products. He began his investment industry career in 1993 as a senior equity analyst and portfolio manager for Manning & Napier Advisors, Inc. Aziz earned a bachelor’s degree in management from Bilkent University in Turkey and a master’s degree in business administration from George Washington University. He has earned the right to use the CFA designation and is a member of the Boston Security Analysts Society and CFA Institute.

Wells Capital will provide the Omega Portfolio with investment research, advice and supervision and manages the Omega Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Omega Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/Evergreen Omega Portfolio” under the heading “The Principal Risks.”

The appointment of Wells Capital as a sub-adviser to the Omega Portfolio will not result in any changes to the Omega’s Portfolio’s investment objective or investment strategy. Wells Capital will attempt to achieve the Omega Portfolio’s investment objective, i.e., to seek to achieve long-term capital growth. Under normal circumstances, Wells will invest primarily in common stocks and securities convertible into common stocks of U.S. companies across all market capitalizations.

In selecting investments for the Portfolio, Wells Capital and First Investment will search for the best values on securities that meet the Portfolio’s credit and maturity requirements.

Information Regarding First International

First International is a majority-owned subsidiary of Wells Fargo & Company. First International is controlled by Anthony Norris, Chief Investment Officer, Peter Wilson, Chief Operating Officer and Mandip Sohal, Chief Compliance Officer. The business address of each of these individuals is Plantation Place, 30 Fenchurch St, London, England UK, EC3M 3BD. As of December 31, 2009, First International had assets under management of approximately $5.8 billion.

Members of the Board of Wells Fargo are John G. Stumpf, Chairman, President and Chief Executive Officer, John D. Baker II, John S. Chen, Lloyd H. Dean, Susan E. Engel, Enrique Hernandez, Jr., Donald M. James, Richard D. McCormick, Mackey J. McDonald, Cynthia H. Milligan, Nicholas G. Moore, Philip J. Quigley, Donald B. Rice, Judith M. Runstad, Stephen W. Sanger, Robert K. Steel, and Susan G. Swenson. The address of each of these individuals is 525 Market Street, San Francisco, CA 94105.

Antony Norris is Managing Director, Chief Investment Officer, and Senior Portfolio Manager with First International Advisors. His responsibilities include developing investment strategies using computer-based qualitative and technical analysis systems, integrating their output with fundamental research and strategy optimization systems, and monitoring the results within particular investment risk guidelines. Tony has been with First International or one of its predecessor firms since 1990. Previously, he spent several years in banking, with particular emphasis on foreign exchange. Tony served in senior executive positions at Reserve Asset Managers (1980-1989), Gillett Brothers Fund Management (1978-1980) and Wallace Brothers Bank (1967-1978). Tony has been working in the investment management field since 1967. He is a member of the Society of Technical Analysts.

Peter Wilson is Managing Director, Chief Operating Officer, and Senior Portfolio Manager with First International Advisors in London. Peter is one of four senior members of the investment team that forms the Investment Strategy Committee. Additional responsibilities include client servicing and communicating investment philosophy and strategies. Peter has been with First International or one of its predecessor firms since 1989. Previously, he served as Treasurer and Portfolio Manager for Axe-Houghton (1989-1989). He was also a Vice President at Bankers Trust in London and New York (1984-1989) and a Portfolio Manager at Merchant Bankers Kleinwort Benson Ltd (1981-1984). Peter has been working in the investment field since joining international stockbrokers James Capel & Co 1978. He was educated in Canada, Hong Kong and England.

Each Adviser to the Portfolio will provide the Portfolio with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/Global Bond PLUS Portfolio” under the heading “The Principal Risks.”

The appointment of First International as a sub-adviser to the Global Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. First International will attempt to achieve the Portfolio’s investment objective, i.e., to seek to capital growth and current income. Under normal circumstances, First International will invest at least 80% of the Portfolio’s net assets, plus borrowings for investment purposes, in debt securities, including obligations of foreign government or corporate entities or supranational agencies (such as the World Bank) denominated in various currencies.

In selecting investments for the Portfolio, Wells Capital and First International will search for the best values on securities that meet the Portfolio’s credit and maturity requirement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2009, the Portfolios did not effect any trades through affiliated broker-dealers.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of January 31, 2010. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolios. As of January 31, 2010, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolios.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolios as of January 31,2010.

Shareholder	Portfolio	Number of Shares of Portfolio/Class	Percentage of Portfolio
AXA Equitable Life Insurance Company c/o Chryssa Kasparian Karr Barth Associates 40 Monument Road Bala Cynwyd PA 19004	EQ/Evergreen Omega Portfolio	67,778.69/Class IA	22.13%

Pesce Family Irr Trust Henrietta Pesce 2 Heath Drive Basking Ridge NJ 07920		17,478.03/Class IA	5.70%

Shareholder	Portfolio	Number of Shares of Portfolio/Class	Percentage of Portfolio
Smthklne Bcham Exe Def Comp Tr c/o Karr Barth Administrators Inc. 40 Monument Rd Bala Cynwyd PA 19004		31,236.20/Class IA	10.20%

Trustee Boston Safe Deposit & Trust c/o Dave Zimmerman Karr Barth COLI 40 Monument Road Bala Cynwyd PA 19004-1797	EQ/Global Bond PLUS Portfolio	709,020.63/Class IA	26.43%

AXA Conservative Allocation Portfolio		13,656,135.77/Class IA	18.15%

AXA Conservative Plus Allocation Portfolio		10,999,547.82/Class IA	14.62%

AXA Moderate Allocation Portfolio		45,872,979.86/Class IA	60.96%

A copy of the Trust’s 2009 Annual Report is enclosed.